POWER OF ATTORNEY

        WHEREAS, pursuant to the Securities Act of 1933, as amended, and Section 16 of the Securities Exchange Act of 1934, the undersigned intends to file Form ID and Forms 3, 4 and/or 5 (the "Forms") with the Securities and Exchange Commission and the Nasdaq Stock Market when and if such Forms are required to be filed.

        NOW, THEREFORE the undersigned hereby appoints each of Michael E. Peterson, Vice President of Caribou Coffee Company, Inc. (the "Company"), and Dan Lee, General Counsel of the Company his/her true and lawful attorney to execute in her name, place and stead, said Forms and any and all amendments to said Forms and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission and the Nasdaq Stock Market. Each said attorney individually shall have full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, every act whatsoever necessary or desirable to be done in the premises, as fully to all intents and purposes as the undersigned might or could do in person. This Power of Attorney shall continue in full force and effect for so long as the undersigned is a Section 16 Reporting Person of the Company and required to file Forms with the Securities and Exchange Commission as a result thereof. This Power of Attorney supersedes any previous power of attorney executed by the undersigned with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned has executed this instrument on September 27,2005.

/s/ Edward T. Boyle